Exhibit 5.1

August 10, 2011

Accelrys, Inc.

10188 Telesis Court, Suite 100

San Diego, CA 92121

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Accelrys, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 23,667,296 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), issuable upon the vesting and exercise of options granted or to be granted by the Company pursuant to the Company’s 2011 Stock Incentive Plan (the “2011 Plan”).

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

(i) the Registration Statement;

(ii) the Restated Certificate of Incorporation of the Company, filed with the Office of the Secretary of State of the State of Delaware on December 8, 1995 (the “Restated Certificate”), the Company’s Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock filed with the Office of the Secretary of State of the State of Delaware on September 10, 2002, the Company’s Certificate of Amendment of the Restated Certificate, filed with the Office of the Secretary of State of the State of Delaware on May 12, 2004, the Company’s Certificate of Amendment of the Restated Certificate, filed with the Office of the Secretary of State of the State of Delaware on October 29, 2007 and the Company’s Certificate of Amendment of the Restated Certificate, filed with the Office of the Secretary of State of the State of Delaware on June 30, 2010, each as certified as of August 9, 2011 by the Office of the Secretary of State of the State of Delaware;

(iii) the Amended and Restated Bylaws of the Company as currently in effect, as certified by an officer of the Company as of August 10, 2011;

Accelrys, Inc.

August 10, 2011

(iv) the resolutions adopted by the board of directors of the Company on April 29, 2011 (a) approving the adoption of the 2011 Plan, (b) authorizing the issuance of the Shares upon exercise of awards granted pursuant to the 2011 Plan and (c) approving the filing of the Registration Statement and the registration of the Shares issuable upon exercise of awards granted pursuant to the 2011 Plan;

(v) the 2011 Plan, including the forms of agreement related thereto; and

(vi) a certificate from the Office of the Secretary of State of the State of Delaware as to the existence and good standing of the Company under the laws of the State of Delaware as of August 10, 2011 (the “Good Standing Certificate”).

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In such examination and in rendering the opinion set forth below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; (vii) that the officers and directors of the Company have properly exercised their fiduciary duties; and (viii) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are duly authorized and, when issued and sold as described in the Registration Statement and in accordance with the 2011 Plan and the applicable award agreements thereunder (including the receipt by the Company of the full consideration therefor), will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other

Accelrys, Inc.

August 10, 2011

than, as in effect on the date of this opinion letter, the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

This opinion letter is rendered solely to you in connection with the issuance and delivery of the Shares. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein, even if the change may affect the legal analysis, legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP